Marcum & Kliegman LLP
                   Certified Public Accountants & Consultants



December 22, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Premier Alliance Group, Inc. (formerly known as Continuum Group C Inc.) under Item 4(b) of its Form 8-K/A dated December 22, 2004. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Premier Alliance Group contained therein.

Very truly yours,

/s/ Marcum & Kliegman LLP